Exhibit 99.1
For Release 7:00 AM Eastern Time, Friday, February 29, 2008
CUMULUS MEDIA INC.
Cumulus Reports Fourth Quarter 2007 Results
ATLANTA, GA, February 29, 2008 — Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and twelve months ended December 31, 2007.
Financial highlights (in thousands, except per share data and percentages) are as follows:

				Twelve Months
	Three Months Ended			Ended
	December 31,		%	December 31,		%
As Reported:	2007	2006	Change	2007	2006	Change
Net revenues	$84,404	$87,759	(3.8)%	$328,327	$334,321	(1.8)%
Station operating expenses	53,171	53,481	(0.6)%	210,641	214,089	(1.6)%
Station operating income (1)	31,233	34,278	(8.9)%	117,686	120,232	(2.1)%
Station operating income margin (2)	37.0%	39.1%		35.8%	36.0%
Adjusted EBITDA (3)	27,359	29,792	(8.2)%	101,079	103,668	(2.5)%

Income (loss) per common share:
Basic income (loss) per common share	($3.56)	($1.21)	N/A	($5.18)	($0.88)	N/A
Diluted income (loss) per common share	($3.56)	($1.21)	N/A	($5.18)	($0.88)	N/A

Free cash flow (4)	$14,664	$16,376	(10.5)%	$50,431	$58,926	(14.4)%

Pro Forma
Net revenues	$84,404	$87,759	(3.8)%	$328,327	$330,982	(0.8)%
Station operating expenses	53,171	53,481	(0.6)%	210,640	211,014	(0.2)%
Station operating income (1)	31,233	34,278	(8.9)%	117,686	119,968	(1.9)%
Station operating income margin (2)	37.0%	39.1%		35.8%	36.2%
Adjusted EBITDA (3)	27,359	29,792	(8.2)%	101,079	103,403	(2.2)%

(1)	Station operating income consists of operating income before depreciation and amortization, gain on assets transferred/sold, LMA fees, corporate general and administrative expenses, non-cash stock compensation, impairment charge and cost associated with the pending merger. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(2)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(3)	Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation, cost associated with the pending merger, impairment charge and gain on assets transferred/sold. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(4)	Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense (excluding non-cash charge/credit for change in value and amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

Results of Operations
Three Months Ended December 31, 2007 Compared to the Three Months Ended December 31, 2006
Net revenues for the fourth quarter decreased from $87.8 million to $84.4 million, a decrease of 3.8% versus the fourth quarter of 2006 primarily due to a $2.8 million decline in political advertising.
Station operating expenses decreased from $53.5 million to $53.2 million, a decrease of 0.6% from the fourth quarter of 2006. This decrease was primarily attributable to general expense decreases across our station platform.
Station operating income (defined as operating income before depreciation and amortization, gain on assets transferred/sold, LMA fees, corporate general and administrative expenses, non-cash stock compensation, impairment charge and cost associated with the pending merger) decreased from $34.3 million to $31.2 million, a decrease of 8.9% from the fourth quarter of 2006, for the reasons discussed above.
Corporate expenses (excluding non-cash stock compensation and cost associated with the pending merger) for the three months ended December 31, 2007 decreased $0.6 million over the comparative period in 2006, due primarily to the timing of certain expenses.
In accordance with SFAS No. 123R, Share Based Payment, effective January 1, 2006, non-cash stock compensation expense was $2.4 million for the three months ended December 31, 2007, as compared with $13.7 million non-cash stock compensation expense in the prior year three month period, which included $10.4 million associated with the December 2006 amendment to the employment agreement of the Company’s Chief Executive Officer.
In connection with the Company’s impairment evaluation of intangible assets, which was completed in the fourth quarter, the Company recorded an impairment charge of $149.3 million in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair values.
Interest expense, net of interest income, increased by $5.2 million to $18.3 million for the three months ended December 31, 2007 as compared with $13.1 million in the prior year’s period. Interest associated with outstanding debt decreased by $1.2 million to $13.8 million as compared to $15.0 million in the prior year’s period. This decrease was due to a lower average cost of bank debt and decreased levels of bank debt outstanding during the current quarter. The $6.4 million increase was primarily due to the change in the fair value and interest rate yield of certain derivative instruments.
For the three months ended December 31, 2007, the Company recorded an income tax benefit of $33.4 million, as compared to a $14.8 million benefit for the fourth quarter of 2006. Included in the current quarter is an income tax benefit of $31.3 million associated with the impairment charge discussed above.
Twelve Months Ended December 31, 2007 Compared to the Twelve Months Ended December 31, 2006
Net revenues for the twelve months ended December 31, 2007 decreased $6.0 million to $328.3 million, a 1.8% decrease from the same period in 2006, primarily as a result of the contribution of the Company’s Houston and Kansas City stations to our affiliate, Cumulus Media Partners (“CMP”) coupled with a $4.0 million decline in political advertising revenue.
Station operating expenses decreased $3.5 million to $210.6 million, a decrease of 1.6% over the same period in 2006. This decrease was primarily attributable to the contribution of the Company’s Houston and Kansas City stations to CMP.
Station operating income (defined as operating income before depreciation and amortization, gain on assets transferred/sold, LMA fees, corporate general and administrative expenses, non-cash stock compensation, impairment charge and cost associated with the pending merger) decreased $2.5 million to $117.7 million, a decrease of 2.1% from the same period in 2006, for the reasons discussed above.
On a pro forma basis, which excludes the results of the stations contributed to CMP for the period January 1, 2006 through May 4, 2006, net revenues for the twelve months ended December 31, 2007 decreased $2.7 million to $328.3 million, a decrease of 0.8% from the same period in 2006. Pro forma station operating income decreased $2.3 million, a decrease of 1.9% from the same period in 2006, primarily due to decreased political revenues.
Corporate expenses (excluding non-cash stock compensation and cost associated with the pending merger) for the twelve months ended December 31, 2007 were up slightly over the comparative period in 2006.
In accordance with SFAS No. 123R, Share Based Payment, effective January 1, 2006, non-cash stock compensation expense was $9.5 million for the twelve months ended December 31, 2007, as compared with $24.4 million non-cash stock compensation expense in the prior year period, which included $10.4 million associated with the December 2006 amendment to the employment agreement of the Company’s Chief Executive Officer.
In connection with the Company’s impairment evaluation of intangible assets, which was completed in the fourth quarter, the Company recorded an impairment charge of $230.6 million in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair values.
Interest expense, net of interest income increased by $17.6 million to $60.4 million for the twelve months ended December 31, 2007 as compared to $42.8 million in the prior period. Interest associated with outstanding debt, increased by $6.2 million to $55.4 million as compared to $49.2 million in the prior year’s period. This increase was due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current period. The remainder of the increase was primarily due to the change in the fair value and interest rate yield of certain derivative instruments.
For the twelve months ended December 31, 2007, the Company recorded an income tax benefit of $38.0 million, as compared to $5.8 million benefit during the same period during 2006. Included in the year to date benefit is an income tax benefit of $53.7 million associated with the impairment charge discussed above.
Cumulus Media Partners
For the three and twelve months ended December 31, 2007, the Company recorded approximately $47.1 million and $49.4 million, respectively, as equity losses of affiliate. This was primarily due to intangible asset impairment charges.
For the three and twelve months ended December 31, 2007, the Company recorded as net revenues approximately $1.0 million and $4.0 million, respectively, in management fees from CMP.
Leverage and Financial Position
Capital expenditures for the three and twelve months ended December 31, 2007 totaled $1.6 million and $5.1 million, respectively. Capital expenditures during the quarter were comprised of $1.5 million of expenditures related to the consolidation of or purchase of studio facilities and tower structures and $0.1 million of maintenance capital expenditures.
Net leverage was 6.96 times at December 31, 2007.
Proposed Merger
As previously disclosed, on July 23, 2007, the Company issued a press release announcing that it had entered into a merger agreement with an investment group led by Lewis W. Dickey, Jr., the Company’s Chairman, President and Chief Executive Officer, and an affiliate of Merrill Lynch Global Private Equity. Consummation of the merger is subject to various conditions, including approval of the merger by the stockholders of the Company, FCC approval, and other customary closing conditions.
As a result of the Company’s pending merger transaction described above, the Company will not be hosting a teleconference or webcast to discuss the fourth quarter and full year 2007 results.
Outlook
The following data is based on current expectations. This data is forward looking and actual results may differ materially.
Revenue for the first quarter of 2008 is currently pacing up 3% as compared to the first quarter of 2007. The Company expects station operating expenses will be down slightly when compared to the same three month period in 2007.

Estimated
Q1 2008
Depreciation and amortization	$3,200
LMA fees	260
Non-cash stock compensation	2,200
Interest expense	12,300
Interest income	300
Equity in losses (CMP)	(200)

Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before depreciation and amortization, gain on assets transferred/sold, LMA fees, corporate general and administrative expenses, non-cash stock compensation, impairment charge and cost associated with proposed merger. Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation, cost associated with the pending merger, impairment charge and gain on assets transferred/sold. Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense (excluding non-cash charge/credit for change in value and amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and maintenance capital expenditures.
Station Operating Income
Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes gain on sale of assets due to the nature of a non-repetitive transaction not being an actual measure of on-going station performance. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management excludes non-cash stock compensation and impairment charges from the measure as they do not represent cash payments related to the operation of the stations. Finally, management excludes cost associated with the proposed merger as it does not relate to the operation of the stations. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio.
Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates, that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is the primary measure that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it to determine the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which is utilized by its management and its Board.
Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses (exclusive of the cost associated with the proposed merger which is non-recurring and unrelated to the operation of the stations). Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes gain on sale of assets due to the nature of a non-repetitive transaction not being an actual measure of on-going station performance. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Management excludes non-cash stock compensation and impairment charges from the measure as they do not represent cash payments related to the operation of the stations. Finally, management excludes cost associated with the proposed merger as it does not relate to the operation of the stations.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder or regulatory approval of the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and the ability to recognize the benefits of the merger; as well as competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006 and its Form 10-Q for the quarter ended September 30, 2007. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Following the completion of all pending acquisitions and divestitures, Cumulus, directly and through its investment in Cumulus Media Partners, will own or operate 344 radio stations in 67 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on the NASDAQ Global Select Market under the symbol CMLS.

Important Additional Information will be filed with the SEC
In connection with the proposed merger transaction described above, Cumulus filed a preliminary proxy statement with the Securities and Exchange Commission. Investors and stockholders are advised to read the definitive proxy statement when it becomes available, because it will contain important information about the proposed transaction and the parties thereto. Investors and stockholders may obtain the definitive proxy statement (when available), and any other relevant documents, for free at the SEC’s website or by directing a request to Cumulus Media Inc., 3280 Peachtree Road N.W., Suite 2300, Atlanta, Georgia 30305, telephone: (404) 949-0700, attention: Marty Gausvik.
Cumulus and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation, which may be different than those of Cumulus stockholders generally, is set forth in the Company’s proxy statements and annual reports on Form 10-K, previously filed with the Securities and Exchange Commission, and will be further reflected in the proxy statement filed in connection with the proposed transaction when it becomes available.
For further information, please contact:
Marty Gausvik                        (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

				Twelve Months
	Three Months Ended	Three Months Ended	Twelve Months Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net revenues	$84,404	$87,759	$328,327	$334,321

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees	53,171	53,481	210,641	214,089
Depreciation and amortization	3,383	3,859	14,566	17,421
Gain on assets transferred/sold	(5,862)	—	(5,862)	(2,548)
LMA fees	261	165	755	963
Corporate general and administrative (including non- cash stock compensation expense of $2,422, $13,682, $9,450 and $24,447, respectively)	6,296	18,168	26,057	41,011
Impairment charge	149,274	63,424	230,609	63,424
Costs associated with pending merger	225	—	2,639	—

Total operating expenses	206,748	139,097	479,405	334,360

Operating loss	(122,344)	(51,338)	(151,078)	(39)

Nonoperating income (expense):
Interest expense	(18,589)	(13,586)	(61,090)	(43,792)
Interest income	312	483	664	1,025
Losses on early extinguishment of debt	—	—	(986)	(2,284)
Gain on disposals	—	—	28	—
Other income (expense), net	281	(142)	90	(98)

Total nonoperating expense, net	(17,996)	(13,245)	(61,294)	(45,149)

Loss before income taxes	(140,340)	(64,583)	(212,372)	(45,188)

Income tax benefit	33,427	14,846	38,000	5,800
Equity in losses of affiliate	(47,085)	(1,672)	(49,432)	(5,200)

Net loss	$(153,998)	$(51,409)	$(223,804)	$(44,588)

Basic and diluted income per common share:
Basic loss per common share	$(3.56)	$(1.21)	$(5.18)	$(0.88)

Diluted loss per common share	$(3.56)	$(1.21)	$(5.18)	$(0.88)

Weighted average basic common shares outstanding	43,208	42,426	43,187	50,824

Weighted average diluted common shares outstanding	43,208	42,426	43,187	50,824

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, station operating income and free cash flow (dollars in thousands).

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating income (loss)	$(122,344)	$(51,388)	$(151,078)	$(39)
Gain on assets transferred/sold	(5,862)	—	(5,862)	(2,548)
LMA fees	261	165	755	963
Depreciation and amortization	3,383	3,859	14,566	17,421
Non-cash expenses, including stock compensation	2,422	13,682	9,450	24,447

Impairment charge	149,274	63,424	230,609	63,424
Costs associated with pending merger	225	—	2,639	—

Adjusted EBITDA	27,359	29,792	101,079	103,668
Other corporate general and administrative	3,874	4,486	16,607	16,564

Station operating income	$31,233	$34,278	$117,686	$120,232

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating income (loss)	$(122,344)	$(51,388)	$(151,078)	$(39)
Add:
Non-cash expenses, including stock compensation	2,422	13,682	9,450	24,447
Depreciation and amortization	3,383	3,859	14,566	17,421
Impairment charge	149,274	63,424	230,609	63,424
Costs associated with pending merger	225	—	2,639	—
Less:
Gain on assets transferred/sold	(5,862)	—	(5,862)	(2,548)
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(12,325)	(13,103)	(48,882)	(42,767)

Maintenance capital expenditures	(109)	(148)	(1,011)	(1,012)

Free cash flow	$14,664	$16,376	$50,431	$58,926

No cash was paid for income taxes during the three and twelve months ended December 31, 2007 or 2006.

CAPITALIZATION
(dollars in thousands)

December 31,
2007
Net Debt to Total Capitalization Ratio:

Cash and cash equivalents	$32,286
Long-term debt, including current maturities:
Bank Debt	736,300
Total Stockholders’ equity	119,278

Total capitalization	$887,864

Ratio	1.26

Net Debt to TTM Pro Forma Adjusted EBITDA Ratio:

Funded debt as of December 31, 2007	$736,300
Plus: Net cash proceeds from acquisitions and dispositions	—
Less: Cash balance as of December 31, 2007	(32,286)

Net Debt as of December 31, 2007	704,014

Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA	101,079

(excludes non-cash stock compensation of $9,450)

Ratio	6.96